September 21, 2010	OTCBB Symbol - ZORM CUSIP - 98977W 201

ZORO MINING CORP. CAUTIONS INVESTORS ABOUT UNAUTHORIZED DISCLOSURES

Tucson, Arizona - September 21, 2010 - Zoro Mining Corp. (OTCBB: ZORM) ("Zoro" or the "Company") has become aware that, on or about September 21, 2010, StockOrange.com published certain disclosure about the Company's Yura Gold Project in Peru that the Company neither reviewed nor authorized prior to its dissemination. In its disclosure, StockOrange provides a projected value for the Company's potential gold resource that the Company does not believe is supported by currently available technical data on the Project.

The Company cautions that the only information concerning the Company's projects, including the Yura Gold Project, which has been authorized by the Company for dissemination is that which has been included in its filings under the Securities Exchange Act of 1934, as amended, and the British Columbia Securities Act as well as press releases issued by the Company. In particular, the Company encourages prospective investors to review the disclosure in the Company's annual report on Form 10-K for the year ended April 30, 2010, which includes disclosure about the Yura Gold Project that is based on a technical report entitled "43-101 Technical Report on the Yura Project, Arequipa, Peru" dated March 2, 2010 and prepared for the Company pursuant to Canadian National Instrument 43-101 Standards for Disclosure of Mineral Projects. A complete copy of the Technical Report has been filed with the British Columbia Securities Commission and is available under the Company's profile on the System for Electronic Analysis and Retrieval ("SEDAR") at www.sedar.com.

About Zoro Mining Corp.: Zoro is an exploration stage company engaged in the acquisition and exploration of precious metal properties in Mexico and South America. Zoro's main holdings are in the Fritis, Piedra Parada, Don Beno, and Escondida Districts in Chile, and in the Yura District in Peru.

Contact North America: Investor Relations, Zoro Mining Corp., Halsey Johnston
Phone: Toll Free (800) 877-1626; or (604) 606-7967
Fax: (604) 606-7980
e-mail: hjohnston@sweetwatercapital.net

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company.